Exhibit 99.1

Company Contact:	Investor Contact:
Bradley E. Larson	David Doty
Chief Executive Officer	Chief Financial Officer
www.rmxholdings.com	www.rmxholdings.com
FOR IMMEDIATE RELEASE
RMX Holdings, Inc. Announces Delisting from NYSE Amex
     PHOENIX, ARIZONA, August 12, 2010 . . . RMX HOLDINGS, INC. (NYSE Amex: RMX) announced today that effective as of August 12, 2010, the Company’s common stock will be traded on the over-the-counter securities market under the trading symbol RDMX. Information regarding the listing of the Company’s common stock on the over-the-counter securities market can be found at http://www.otcmarkets.com/stock/RDMX/quote.
     As previously announced on April 30, 2010, the Company received a staff determination letter (the “Staff Determination”) from NYSE Amex LLC (the “Exchange”) indicating that the Company no longer complied with the requirements for continued listing set forth in NYSE Amex LLC Company Guide Section 1003(c)(i) as a result of the sale of substantially all of the Company’s assets to Skanon Investments, Inc., as previously reported by the Company on a Form 8-K filed on April 5, 2010, and that shares of the Company’s common stock were, therefore, subject to being delisted from the Exchange. The Company did not appeal the Staff Determination. On August 11, 2010 the Exchange submitted an application to the Securities and Exchange Commission to strike the Company’s common stock from listing and registration on the Exchange in accordance with Section 12 of the Securities and Exchange Act of 1934 and the rules promulgated thereunder.
About RMX Holdings, Inc.
     The Company formerly provided ready-mix concrete products to the construction industry since 1997, but has no active business operations at this time. On April 1, 2010, the Company completed an asset sale for substantially all of its assets.
Forward-Looking Statements
     Statements regarding the evaluation of strategic options, any transaction, including the timing or effects thereof, change in or continuation of current business plan, increase in stockholder value, as well as any other statements that are not historical facts in this press release are forward-looking statements. Such forward-looking statements are based on current expectations and actual results or future events may differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: results of the Board’s evaluation of strategic alternatives; the ability to obtain Board and stockholder approvals of any proposed transaction; customary conditions to the closing of any proposed transaction; national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; acquisition and location development risks; potential environmental and other liabilities; and other factors affecting the construction industry generally. For further discussion of certain factors that could affect outcomes, please refer to the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended December 31, 2009, and other subsequent filings by the Company with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. Except as otherwise stated in this press release, the Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.
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4602 East Thomas Road • Phoenix, Arizona 85018 • (602) 249-5814 • Fax (602) 437-1682
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